Exhibit 99.2

TEL 713.627.7474 FAX 713.626.3650 5151 San Felipe, Suite 800 Houston, Texas 77056

FOR IMMEDIATE RELEASE

TPC Group Announces

Proposed Private Offering of $655 Million Senior Secured Notes due 2020

HOUSTON, Dec. 3, 2012 – TPC Group Inc. (Nasdaq: TPCG), a leading fee-based processor and service provider of value-added products derived from niche petrochemical raw materials, announced today that it intends, subject to market and other conditions, to offer $655,000,000 aggregate principal amount of its Senior Secured Notes due 2020 (the “Notes”) in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). The Notes will be guaranteed on a senior secured basis by all of TPC Group Inc.’s existing or future direct and indirect domestic subsidiaries that guarantee obligations under its senior secured asset-based revolving facility. This offering is being made in connection with the proposed acquisition of TPC Group Inc. by entities affiliated with First Reserve Management, L.P. and SK Capital Partners (collectively, the “Sponsors”). The net proceeds from this offering will be used to finance in part the acquisition of TPC Group Inc. by the Sponsors, the repayment of its existing debt, the payment of fees and expenses in connection with such transactions and for certain strategic capital projects.

The Notes and the related guarantees will be offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act, and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act. The Notes and the related guarantees have not been registered under the Securities Act, or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States without registration or an applicable exemption from the Securities Act and applicable state securities or blue sky laws and foreign securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, any securities, nor shall there be any sales of the Notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. This notice is being issued pursuant to and in accordance with Rule 135(c) under the Securities Act.

About TPC Group

TPC Group Inc. is a leading producer of value-added products derived from niche petrochemical raw materials, such as C4 hydrocarbons, and provider of critical infrastructure and logistics services along the Gulf Coast region. TPC Group Inc. sells its products into a wide range of performance, specialty and intermediate markets, including synthetic rubber, fuels, lubricant additives, plastics and surfactants. Headquartered in Houston, Texas, and with an operating history of over 68 years, TPC Group Inc. has manufacturing facilities in the industrial corridor adjacent to the Houston Ship Channel, Port Neches and Baytown, Texas and operates a product terminal in Lake Charles, Louisiana.

CONTACT: Investor Relations

Contact: Miguel Desdin

Email: miguel.desdin@tpcgrp.com

Phone: 713-627-7474